Mail Stop 4561
      June 7, 2005

Mr. Claude Fernandez
Chief Financial Officer
Corporate Property Associates 12, Inc.
50 Rockefeller Plaza
New York, New York 10020

      Re:	Corporate Property Associates 12, Inc.
		Form 10-K for the year ended December 31, 2004
      File No. 033-68728

Dear Mr. Fernandez:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Cicely D. Luckey
      Accounting Branch Chief